Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ONEOK, Inc.:

We consent to the incorporation by reference in the Registration Statements Nos. 333-75768, 333-54274, 333-41263, 333-41265, 333-41267, 333-41269, 333-42094, 333-95039, 333-81043, and 333-121769 on Form S-8 and Nos. 333-54586, 333-44915, 333-57433, 333-65059, 333-82717, 333-65392, and 333-102105 on Form S-3 of ONEOK, Inc. of our reports dated March 7, 2005, with respect to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of ONEOK, Inc. Our report refers to a change in accounting for asset retirement obligations, stock-based compensation, and contracts involved in energy trading and risk management activities in 2003, and for goodwill and other intangible assets in 2002.

KPMG LLP

Tulsa, Oklahoma

March 7, 2005